                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           TREX MEDICAL CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           TREX MEDICAL CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

TREX MEDICAL CORPORATION

36 Apple Ridge Road, Danbury, Connecticut   06810


                                                                January 21, 1998

Dear Stockholder:

     The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of Trex Medical Corporation. I respectfully request all Stockholders to attend this meeting, if possible.

     Our Annual Report for the fiscal year ended September 27, 1997, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                                         Yours very truly,


                                         HAL KIRSHNER
                                         President and Chief Executive Officer

TREX MEDICAL CORPORATION

36 Apple Ridge Road, Danbury, Connecticut   06810


                                                                January 21, 1998

To the Holders of the Common Stock of
   TREX MEDICAL CORPORATION

                           NOTICE OF ANNUAL MEETING

     The 1998 Annual Meeting of the Stockholders of Trex Medical Corporation (the "Corporation") will be held on Friday, February 27, 1998 at 2:30 p.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02154. The purpose of the meeting is to consider and take action upon the following matters:

     1.    Election of seven directors.

     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is January 14, 1998.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                            SANDRA L. LAMBERT
                                               Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Trex Medical Corporation (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Friday, February 27, 1998 at 2:30 p.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02154, and any adjournment thereof. The mailing address of the executive offices of the Corporation is 36 Apple Ridge Road, Danbury, Connecticut 06810. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about January 23, 1998.

                               VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of seven directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of Common Stock of the Corporation, $.01 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of January 14, 1998, consisted of 28,894,630 shares of Common Stock. Only Stockholders of record at the close of business on January 14, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                --PROPOSAL 1--

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

Nominees For Directors

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, ThermoTrex Corporation ("ThermoTrex"), a provider of medical products, personal-care products and services, and advanced technology research, and ThermoTrex's parent corporation, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for the biomedical, instrument, and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

--------------------------------------------------------------------------------
Elias P. Gyftopoulos       Dr. Gyftopoulos, 70, has been a director of the
                           Corporation since November 1995. Dr. Gyftopoulos is
                           Professor Emeritus of the Massachusetts Institute of
                           Technology, where he was the Ford Professor of
                           Mechanical Engineering and of Nuclear Engineering for
                           more than 20 years until his retirement in 1996. Dr.
                           Gyftopoulos is also a director of Thermo BioAnalysis
                           Corporation, Thermo Cardiosystems Inc., Thermo
                           Electron, ThermoLase Corporation, Thermo Remediation
                           Inc., ThermoSpectra Corporation and Thermo Voltek
                           Corp.
--------------------------------------------------------------------------------
Hal Kirshner               Mr. Kirshner, 56, has been chief executive officer,
                           president and a director of the Corporation since its
                           inception in October 1995. Mr. Kirshner was also
                           president of the LORAD division of the Corporation
                           from 1991 until 1997.
--------------------------------------------------------------------------------
John T. Keiser             Mr. Keiser, 62, has been a director of the
                           Corporation since June 1997. Mr. Keiser has been a
                           vice president of Thermo Electron since April 1997.
                           Since 1994, Mr. Keiser has been a senior vice
                           president of Thermedics Inc. and the president of the
                           Thermo Biomedical division of Thermo Electron, which
                           manufactures a variety of medical equipment and
                           instruments. Mr. Keiser was president of the Eberline
                           Instrument division of Thermo Instrument Systems
                           Inc., a majority-owned subsidiary of Thermo Electron,
                           from 1985 to July 1994. The Eberline Instrument
                           division manufactures radiation detection and
                           counting instrumentation and radiation monitoring
                           systems. Mr. Keiser is also a director of Metrika
                           Systems Corporation, Thermedics Inc. and Thermo
                           Cardiosystems Inc.
--------------------------------------------------------------------------------
James W. May Jr.           Dr. May, 54, has been a director of the Corporation
                           since February 1996. He has been Professor of Surgery
                           at Harvard Medical School since 1994 and was
                           Associate Clinical Professor of Surgery for more than
                           five years prior to that time. He has also been
                           Director of Plastic Surgery at Massachusetts General
                           Hospital since 1982.
--------------------------------------------------------------------------------
Hutham S. Olayan           Ms. Olayan, 43, has been a director of the
                           Corporation since February 1996. She has served since
                           1995 as president and a director of Olayan America
                           Corporation, a member of the Olayan Group, and as
                           president and a director of Competrol Real Estate
                           Limited, another member of the Olayan Group, until
                           its merger into Olayan America Corporation in 1997.
                           The surviving company is engaged in private
                           investments, including real estate, and advisory
                           services. In addition, from 1985 to 1994, Ms. Olayan
                           served as president and a director of Crescent
                           Diversified Limited, another member of the Olayan
                           Group engaged in private investments. Ms. Olayan is
                           also a director of Thermo Electron.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Firooz Rufeh               Mr. Rufeh, 60, has been a director of the Corporation
                           since its inception in October 1995. Mr. Rufeh
                           presently serves as a consultant to Thermo Electron.
                           Mr. Rufeh served as the chief executive officer of
                           ThermoTrex from 1988 to February 1996, and as the
                           president of ThermoTrex from 1988 to February 1997.
                           Mr. Rufeh also served as a vice president of Thermo
                           Electron from 1986 until his retirement in February
                           1997.
--------------------------------------------------------------------------------
Gary S. Weinstein          Mr. Weinstein, 40, has been a director of the
                           Corporation and its chairman of the board since
                           February 1996. He has also served as chief executive
                           officer of ThermoTrex and as a vice president of
                           Thermo Electron since February 1996. Mr. Weinstein
                           was a managing director of Lehman Brothers Inc. from
                           1992 until February 1996, serving from March 1995
                           until leaving the firm as managing director and head
                           of global syndicate and equity capital markets. Mr.
                           Weinstein joined Lehman Brothers in 1988 and served
                           in various positions, including head of equities in
                           Europe, head of equity new issues in North and South
                           America and head of global convertible securities.
                           Mr. Weinstein is also a director of ThermoLase
                           Corporation and ThermoTrex Corporation.
--------------------------------------------------------------------------------

Committees of the Board of  Directors and Meetings

     The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Ms. Olayan (Chairman), Dr. Gyftopoulos and Dr. May. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Dr. Gyftopoulos (Chairman), Dr. May and Ms. Olayan. The human resources committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met six times, the audit committee met twice and the human resources committee met six times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and committees on which he or she served held during fiscal 1997.

Compensation of Directors

     Cash Compensation

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of outside directors' fees is made quarterly. Mr. Kirshner, Mr. Keiser and Mr. Weinstein are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

     Deferred Compensation Plan for Directors

     Under the Deferred Compensation Plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding common stock or the outstanding common stock of ThermoTrex or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of ThermoTrex or Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of common stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of November 28, 1997, deferred units equal to 1,042.89 shares of Common Stock were accumulated under the Deferred Compensation Plan.

     Directors Stock Option Plan

     The Corporation has adopted a directors stock option plan (the "Directors Plan") providing for the grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors. The plan provides for the grant of stock options upon a director's initial appointment and, beginning in 2000, awards options to purchase 1,000 shares annually to directors.

     Under the Plan, each eligible director and each new outside director initially joining the board of directors in 1996 was granted an option to purchase 40,000 shares of Common Stock upon the later of the adoption of the plan or the director's appointment or election. The size of the award to new directors appointed to the board of directors after 1996 is reduced by 10,000 shares in each subsequent year. Directors initially joining the board of directors after 1999 would not receive an option grant upon their appointment or election to the board of directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to directors are presently exercisable; however, the shares acquired upon exercise are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or another Thermo Electron company. In such event, the restrictions and repurchase rights shall lapse or be deemed to have lapsed in annual installments of 10,000 shares per year, starting with the first anniversary of the date of grant, provided the director has continuously served as a director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron since the grant date. These options expire on the fifth anniversary of the grant date, unless the director dies, ceases to be an eligible director or otherwise ceases to serve as a director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron prior to that date.

     Commencing in 2000, eligible directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, provided the Common Stock is then publicly traded. The annual grant would be made at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation to each outside director then holding office, commencing with the annual meeting to be held in 2000. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the date of grant and prior to the expiration of the option on the third anniversary of the date of grant. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the date of grant for any reason other than death.

     The exercise price for options granted under the Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal exchange on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price paid per share by third parties in an arms-length transaction prior to the option grant. As of November 28, 1997, options to purchase 120,000 shares of Common Stock had been granted and were outstanding under the Director's Plan, no options had lapsed, no options had been exercised, and options to purchase 80,000 shares of Common Stock were reserved and available for grant.

Stock Ownership Policies for Directors

     During fiscal 1996, the human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of the Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1996, which is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

     In addition, the Committee adopted a policy requiring directors to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options. Under this policy, directors are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and ThermoTrex as of November 28, 1997, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.

                                    Trex Medical        ThermoTrex       Thermo Electron
            Name (1)               Corporation (2)    Corporation (3)    Corporation (4)
-----------------------------------------------------------------------------------------
Thermo Electron Corporation (5)         23,560,961                N/A                N/A
John M. Brenna                              51,500                  0             10,000
Elias P. Gyftopoulos                        41,000              4,500             72,070
John T. Keiser                              20,000              1,800            175,283
Hal Kirshner                               285,000             93,321            118,124
James W. May Jr.                            40,000                  0                  0
Steven R. Moseley                           18,216             21,394              5,681
Hutham S. Olayan                            45,636              4,500             25,663
Firooz Rufeh                                93,600            101,541            133,834
Gary S. Weinstein                          315,000            110,000            201,211
All directors and current executive
  officers as a group (10 persons)         941,719            349,906          1,542,787

(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron and ThermoTrex beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by each director and executive officer and by all directors and current executive officers as a group exclude 23,560,961 shares beneficially owned by Thermo Electron. Shares of the Common Stock beneficially owned by Mr. Brenna, Dr. Gyftopoulos, Mr. Keiser, Mr. Kirshner, Dr. May, Mr. Moseley, Ms. Olayan, Mr. Rufeh, Mr. Weinstein and all directors and current executive officers as a group include 50,000, 40,000, 20,000, 150,000, 40,000, 15,000, 40,000,
     40,000, 300,000 and 726,000 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1997, through the exercise of stock options. Shares beneficially owned by Ms. Olayan and all directors and current executive officers as a group include 636 full shares, respectively, that had been allocated through November 28, 1997, to Ms. Olayan's account maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Rufeh include 53,600 shares held by the Rufeh Family Trust of which Mr. Rufeh is the trustee. Shares beneficially owned by Ms. Olayan do not include 227,000 shares owned by Crescent International Holdings Ltd., a member of the Olayan Group. Crescent International Holdings Ltd. is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent International Holdings Ltd. As of November 28, 1997, no director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of November 28, 1997, other than Mr. Weinstein, who beneficially owned approximately 1.1% of the Common Stock; all directors and current executive officers as a group beneficially owned 3.2% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of ThermoTrex beneficially owned by Dr. Gyftopoulos, Mr. Keiser, Mr. Kirshner, Mr. Moseley, Ms. Olayan, Mr. Rufeh, Mr. Weinstein and all directors and current executive officers as a group include 4,500, 1,800, 73,000, 19,000, 4,500, 67,000, 100,000 and 282,200
     shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1997, through the exercise of stock options. Shares beneficially owned by Ms. Olayan do not include 10,000 shares owned by Crescent Growth Fund Ltd., a member of the Olayan Group. Crescent Growth Fund Ltd. is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Growth Fund Ltd. As of November 28, 1997, no director or executive officer beneficially owned more than 1% of the common stock outstanding as of November 28, 1997; all directors and current executive officers as a group beneficially owned 1.8% of the common stock outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Mr. Brenna, Dr. Gyftopoulos, Mr. Keiser, Mr. Kirshner, Mr. Moseley, Ms. Olayan, Mr. Rufeh, Mr. Weinstein and all directors and current executive officers as a group include 10,000, 10,375, 134,397, 116,325, 4,500, 10,375, 90,560,
     200,175 and 1,232,779 shares, respectively, that such person or group has the right to acquire within 60 days of November 28, 1997, through the exercise of stock options. Shares beneficially owned by all directors and current executive officers as a group include 3,462 full shares allocated to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were, as of November 28, 1997, executive officers of Thermo Electron. Shares beneficially owned by Ms. Olayan and all directors and current executive officers as a group include 15,288 full shares, allocated through November 28, 1997, to Ms. Olayan's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Ms. Olayan do not include 4,865,300 shares owned by Crescent Holding GmbH, a member of the Olayan Group. Crescent Holding GmbH is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Ms. Olayan disclaims beneficial ownership of the shares owned by Crescent Holding GmbH. As of November 28, 1997, no director or executive officer beneficially owned more than 1% of the outstanding Thermo Electron Common Stock; all directors and current executive officers as a group beneficially owned less than 1% of the Thermo Electron common stock outstanding as of November 28, 1997.

(5) Thermo Electron beneficially owned 79.7% of the Common Stock outstanding as of November 28, 1997, all of which is owned through ThermoTrex, which is a majority-owned subsidiary of Thermo Electron. Shares beneficially owned by Thermo Electron include 678,541 shares issuable upon conversion of a 4.2% convertible debenture due in 2000. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046. As of November 28, 1997, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1997, except in the following instances. The Forms 3 for Mr. John M. Brenna and Mr. Steven R. Moseley, vice presidents of the Corporation, were each filed late, and the Form 3 for Mr. John
T. Keiser, a director of the Corporation, was also filed late. ThermoTrex, the Corporation's parent company, filed one Form 4 late, reporting one transaction associated with the lapse of options to purchase Common Stock granted to employees under its stock option program. Thermo Electron, the parent company of ThermoTrex, filed five Forms 4 late, reporting a total of six transactions associated with the grant, exercise and lapse of options to purchase Common Stock granted to employees under its stock option program.

                             EXECUTIVE COMPENSATION

Summary Compensation Table


         The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and two other most highly compensated executive officers (the "named executive officers") for the last two full fiscal years from September 29, 1996 to September 27, 1997 ("fiscal 1997") and from October 1, 1995 to September 28, 1996 ("fiscal 1996"), for the nine-month period from January 1, 1995 to September 30, 1995 ("fiscal 1995"), reflecting a change in the Corporation's fiscal year-end to the 52 or 53 week period ending on the Saturday closest to September 30, and for the preceding full fiscal year from January 2, 1994 to December 31, 1994 ("fiscal 1994"). No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules during these periods.

         The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                                                    Summary Compensation Table
----------------------------------------------------------------------------------------------------------------------------
                                                                              Long Term
                                                                             Compensation
                                                                             ------------
                                                                          Securities Underlying
                                       Fiscal Annual Compensation (1)     Options (No. of Shares         All Other
                                              ----------------------
    Name and Principal Position        Year   Salary     Bonus (2)            and Company) (3)         Compensation (4)
----------------------------------------------------------------------------------------------------------------------------
Hal Kirshner                          1997    $197,500  $200,000 (2)             300  (TMO)             $5,344
  Chief Executive Officer             1996    $192,500  $200,000             150,000  (TXM)             $9,958  (5)
  and President                                                                  150  (TMO)
                                                                               2,000  (TBA)
                                                                               2,000  (TFG)
                                                                               2,000  (TLT)
                                                                               6,000  (TOC)
                                                                               6,000  (TMQ)
                                                                               2,000  (TSR)
                                      1995    $150,000  $200,000                  --  --
                                      1994    $200,000  $180,000              22,500  (TMO)             $7,005
----------------------------------------------------------------------------------------------------------------------------
 John M. Brenna (6)                   1997    $128,750  $63,000  (2)          30,000  (TXM)                 --
  Vice President                                                              10,000  (TMO)
----------------------------------------------------------------------------------------------------------------------------
Steven R. Moseley (7)                 1997    $116,780  $30,000  (2)              --  --                $7,541
  Former Vice President, Sales,
  and current Vice President,
  Breast Imaging Products, LORAD Division
----------------------------------------------------------------------------------------------------------------------------


(1) Annual compensation for executive officers is reviewed and determined on a calendar year basis, even though the Corporation's fiscal year ends in September. The Corporation changed its fiscal year-end to September from December in 1995, and as a consequence, the salary data for fiscal 1995 reflects salary paid during the nine-month period from January 1, 1995 to September 30, 1995. Salary data for subsequent fiscal years represents salary paid during the Corporation's full fiscal year.

(2) The bonus amount represents the bonus paid for performance during the calendar year in which the Corporation's fiscal year-end occurred. As bonuses have not yet been determined for calendar 1997, the bonus amounts shown for fiscal 1997 are estimates.

(3) In addition to receiving options to purchase Common Stock (designated in the table as "TXM"), the named executive officers of the Corporation were granted options to purchase shares of the common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the period covered by the table to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ) and Thermo Sentron Inc. (designated in the table as TSR).

(4) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(5)      In addition to a $5,344 matching contribution referred to in footnote
         (4), this amount includes $4,614, representing the then market value of 115 shares of Thermo Electron Common Stock received by Mr. Kirshner in May 1996 at Thermo Electron's Annual Management Conference in recognition of his managerial achievements.

(6) Mr. Brenna was appointed a vice president of the Corporation in December 1996.

(7) Mr. Moseley was appointed vice president, sales, of the Corporation in December 1996 and resigned from that position effective as of September 1997 to accept the position of vice president, breast imaging products, of the Corporation's LORAD division.

Stock Options Granted During Fiscal 1997

         The following table sets forth information concerning individual grants of stock options by the Corporation and other Thermo Electron companies made during fiscal 1997 to the Corporation's chief executive officer and the other named executive officers in their capacities as executive officers of the Corporation. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.


                                                   Option Grants in Fiscal 1997
----------------------------------------------------------------------------------------------------------------------------

                                                                                           Potential Realizable
                                                Percent of                                    Value at Assumed
                                               Total Options                             Annual Options Rates of Stock
                      Number of Securities      Granted to      Exercise                    Price Appreciation for
                       Underlying Options      Employees in    Price Per    Expiration         Option Term (2)
                                                                                             -----------------
         Name             Granted (1)           Fiscal Year      Share        Date           5%          10%
----------------------------------------------------------------------------------------------------------------------------
Hal Kirshner                    300  (TMO)           0.02%  (3)    $34.20     06/03/00       $1,617       $3,396
----------------------------------------------------------------------------------------------------------------------------
John M. Brenna               30,000  (TXM)            5.9%         $13.50     06/20/09     $322,200     $866,100
                             10,000  (TMO)            0.7%  (3)    $39.39     09/24/09     $313,500     $842,300
----------------------------------------------------------------------------------------------------------------------------
Steven R. Moseley                --    --              --             --         --             --           --
----------------------------------------------------------------------------------------------------------------------------

 (1) As part of Thermo Electron's stock option program, options have been granted during fiscal 1997 to the named executive officers to purchase the common stock of the Corporation (designated in the table as TXM) and Thermo Electron (designated in the table as TMO). All of the options granted during the fiscal year are immediately exercisable at the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or another Thermo Electron company. For publicly traded companies, the repurchase rights generally lapse ratably over a five-to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron Company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron and, accordingly, are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

Stock Options Exercised During Fiscal 1997 and Fiscal Year-End Values


         The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options to purchase shares of Thermo Electron companies held at the end of fiscal 1997 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1997.

             Aggregated Option Exercises In Fiscal 1997 And Fiscal 1997 Year-End Option Values
--------------------------------------------------------------------------------------------------------------------

                                                                                 Number of
                                                                                Unexercised
                                                                             Options at Fiscal     Value of
                                                    Shares                       Year-End         Unexercised
                                                 Acquired on       Value       (Exercisable/      In-the-Money
    Name                Company                   Exercise      Realized (1)  Unexercisable) (2)     Options
--------------------------------------------------------------------------------------------------------------------
Hal Kirshner          Trex Medical                   --             --           150,000 /0         $600,000 /--
                      Thermo Electron                --             --           116,325 /0 (3)   $2,817,084 /--
                      Thermo BioAnalysis             --             --             2,000 /0          $13,750 /--
                      Thermo Fibergen                --             --             2,000 /0               $0 /--
                      ThermoLase                     --             --            36,400 /0         $568,750 /--
                      ThermoLyte                     --             --                 0 /2,000           -- /$0 (4)
                      Thermo Optek                   --             --             6,000 /0          $40,128 /--
                      ThermoQuest                    --             --             6,000 /0          $36,750 /--
                      Thermo Sentron                 --             --             2,000 /0             $250 /--
                      ThermoTrex                     --             --            73,000 /0       $1,102,004 /--
--------------------------------------------------------------------------------------------------------------------
John Brenna           Trex Medical                   --             --            50,000 /0         $125,000 /--
                      Thermo Electron                --             --            10,000 /0               $0 /--
--------------------------------------------------------------------------------------------------------------------
Steven Moseley        Trex Medical                   --             --            15,000 /0          $60,000 /--
                      Thermo Electron                --             --             4,500 /0          $93,591 /--
                      ThermoTrex                     --             --            19,000 /0         $246,752 /--
--------------------------------------------------------------------------------------------------------------------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase shares of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. As to the options to purchase shares of the Corporation granted to Mr. Kirshner, the repurchase rights are deemed to lapse 10% on each of the first two anniversaries of the grant date and 20% per year commencing on the seventh anniversary of the grant date. For other publicly traded companies, the repurchase rights generally lapse ratably over a five-to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options granted as part of Thermo Electron's stock option program have three year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

(3) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Kirshner are subject to the same terms described in footnote
     (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(4) No public market existed for the shares as of November 28, 1997. Accordingly, no value in excess of the exercise price has been attributed to these options.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation

     All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

     The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Standard and Poor's Index for Medical Products and Supplies.

     Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The Committee has changed its fiscal year to end on the Saturday nearest September 30. Because the compensation practices of the Corporation are guided by the policies of its parent corporation, Thermo Electron, the Committee plans to continue to conduct cash compensation reviews on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of the board of directors of Thermo Electron. Thermo Electron operates on a fiscal year that ends on the Saturday nearest December 31.

     The process for determining each of the elements of total compensation for the Corporation's officers is outlined below.

     Base Salary

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the Corporation's other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1997 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

     Cash Bonus

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1997 included return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

     The bonuses for the named executive officers approved by the Committee with respect to calendar 1997 performance in each case met or exceeded the median potential bonus.

     Stock Option Program

     The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent companies, ThermoTrex and Thermo Electron, and the other majority-owned subsidiaries of ThermoTrex and Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model.) Awards are reviewed annually in conjunction with the annual review of cash compensation, and additional awards are made periodically as deemed appropriate. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made to the named executive officers in fiscal 1997 with respect to the common stock of the Corporation's parent company, Thermo Electron, as part of Thermo Electron's overall stock option program, were determined by the human resources committee of the board of directors of that company using a similar analysis. Certain options to purchase Thermo Electron stock were made under a program that awards options to eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron stock.

Stock Ownership Policies

     During fiscal 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is one times his base salary and reference bonus for the calendar year. For all other executive officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.

     In order to assist officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No such loans are currently outstanding under the plan.

     The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold shares of Common Stock equal to one-half of their net option exercises for a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Policy on Deductibility of Compensation

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1997 CEO Compensation

     The salary and bonus of Mr. Hal Kirshner are established using the same criteria as described above for all officers. In determining Mr. Kirshner's cash compensation as reported, the Committee considered as part of its subjective evaluation, among other factors, Mr. Kirshner's achievements in continuing to identify and complete strategic acquisitions as part of the Corporation's growth strategy and the development of his management team to run the Corporation's operating divisions and subsidiaries.

     Awards to Mr. Kirshner of options to purchase shares of the Corporations Common Stock are reviewed annually and granted periodically by the Committee using criteria similar to those described above for all officers of the Corporation. No options to purchase shares of the Corporation's Common Stock were awarded to Mr. Kirshner in fiscal 1997. In July 1997, the Committee accelerated the vesting of 20% of the shares subject to an option to purchase 150,000 shares of the Common Stock in recognition of Mr. Kirshner's performance. As modified, the repurchase rights (equivalent to vesting) are deemed to lapse with respect to 10% of the shares subject to the option on each of the first two anniversaries of the grant date, with the remainder lapsing 20% per year commencing on the seventh anniversary of the grant date. In the absence of the acceleration, the repurchase rights would have lapsed 20% per year commencing on the sixth anniversary of the grant date.

     In addition to any stock option awards by the Committee, Mr. Kirshner may receive awards to purchase shares of the common stock of Thermo Electron or its other majority-owned subsidiaries from time to time as part of Thermo Electron's stock option program due to his position as a chief executive officer of a majority-owned subsidiary of Thermo Electron. No options to purchase stock were awarded to Mr. Kirshner under this program in fiscal 1997. The award to purchase shares of the common stock of Thermo Electron granted to Mr. Kirshner in fiscal 1997 was made by the Thermo Electron human resources committee under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron shares.

                       Dr. Elias P. Gyftopoulos (Chairman)
                              Dr. James W. May Jr.
                              Ms. Hutham S. Olayan

                         COMPARATIVE PERFORMANCE GRAPH


     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since June 26, 1996 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Medical Supplies Group.

          Comparison of Total Return Among Trex Medical Corporation,
            the American Stock Exchange Market Value Index and the
          Dow Jones Total Return Index for the Medical Supplies Group
                   from June 26, 1996 to September 26, 1997

            -----------------------------------------------------
                            06/26/96   09/27/96     09/26/97
            -----------------------------------------------------
             TXM              100        145          107
            -----------------------------------------------------
             AMEX             100         99          120
            -----------------------------------------------------
            DJ MDS            100        110          135
            -----------------------------------------------------

     The total return for the Corporation's Common Stock (TXM), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Medical Supplies Group (DJ MDS) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TXM."

                         RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held majority-owned subsidiaries, including the Corporation which was created by ThermoTrex. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are referred to hereinafter as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their shareholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, may withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

Corporate Services Agreement

     As provided in the Charter, Thermo Electron and the Corporation have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1% of the Corporation's total revenues for these services in calendar 1996 and 1997. The annual fee will be reduced to 0.8% of the Corporation's total revenues in calendar 1998. The fee may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $2,293,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that such fees are representative of the expenses the Corporation would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based upon costs attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

Miscellaneous

     From time to time, the Corporation may transact business with other companies in the Thermo Group. In fiscal 1997, such transactions included the following.

     In October 1995, ThermoTrex granted to the Corporation an exclusive, paid-up, royalty-free license for the use of certain technology relating to digital imaging detectors in the fields of mammography and general radiography. Under the license agreement, if the Corporation funds approximately $6 million of ThermoTrex's research and development of the digital imaging technology in the fields of radiographic/fluoroscopy, mobile C-arm fluoroscopy and cardiology/angiography over the next three years, then ThermoTrex will be obligated to grant the Corporation a fully-paid, exclusive, worldwide, perpetual license to use and sell the digital imaging technology in these additional fields. The license agreement provides that ThermoTrex will manufacture products based on the digital imaging technology for the Corporation in the applicable fields. ThermoTrex will sell the products to the Corporation at ThermoTrex's cost until the Corporation has received an amount of net profit (as defined below) from the resale of such products equal to amounts paid by the Corporation for research and development as set forth above less any additional research and development costs incurred by ThermoTrex with the prior written approval of the Corporation, and thereafter at ThermoTrex's cost plus one-half of net profit. For purposes of the preceding sentence, "net profit" means the difference between the prices the Corporation receives upon resale of such products and the aggregate costs of the Corporation and ThermoTrex relating to such sales. As of September 27, 1997, the Corporation had paid approximately $3,800,000 to ThermoTrex under this arrangement.

     The Corporation has an arrangement with the Tecomet division of Thermo Electron for the manufacture of the Corporation's proprietary HTC grid. Under this arrangement Tecomet manufactures the grid for the Corporation pursuant to written purchase orders. The Corporation owns the intellectual property rights to the grid. During fiscal 1997, the Corporation purchased grids for an aggregate purchase price of $678,000 under this arrangement.

     Under an arrangement with ThermoLase Corporation, a majority-owned subsidiary of ThermoTrex, the Corporation manufactures the lasers used in ThermoLase Corporation's hair-removal process. The Corporation manufactures these lasers for ThermoLase pursuant to written purchase orders. During fiscal 1997, the Corporation sold laser systems to ThermoLase at various prices for an aggregate of $11,390,000 under this arrangement. As of September 27, 1997, the Corporation had committed to deliver additional lasers to ThermoLase under this arrangement for an aggregate of approximately $6,000,000.

     Under an arrangement with Thermedics Detection Inc., a majority-owned subsidiary of Thermedics Inc., a majority-owned subsidiary of Thermo Electron, the Corporation manufactures an X-ray source that is used as a component in a fill-measuring device produced by Thermedics Detection. The Corporation manufactures these X-ray sources for Thermedics Detection pursuant to written purchase orders. During fiscal 1997, Thermedics Detection purchased X-ray source units from the Corporation for an aggregate purchase price of $37,000 under this arrangement.

     On October 2, 1995, in exchange for all of the outstanding shares of capital stock of Bennett X-Ray Corporation, the Corporation issued to ThermoTrex a $42,000,000 principal amount 4.2% subordinated convertible note due 2000 (the "Convertible Note"), convertible into shares of the Corporation's Common Stock at a conversion price of $11.79 per share. In fiscal 1997, ThermoTrex converted $34,000,000 principal amount of the Convertible

Note into 2,883,798 shares of Common Stock and $8,000,000 principal amount remained outstanding at September 27, 1997.

     As of September 27, 1997, $34,587,000 of the Corporation's cash equivalents were invested pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, United States government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

Stock Holding Assistance Plan

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. No such loans are currently outstanding under the plan.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1995. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of three outside directors, the purpose of which is to review the scope and results of the audit.

                                 OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than September 25, 1998.

                            SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or by telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Danbury, Connecticut
January 21, 1998

FORM OF PROXY

TREX MEDICAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 27, 1998

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints John N. Hatsopoulos, Hal Kirshner and Melissa F. Riordan and Gary S. Weinstein, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Trex Medical Corporation, a Delaware corporation (the "Company"), to be held on Friday, February 27, 1998, at 2:30 p.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02154, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on January 14, 1998, with all of the powers the undersigned would possess if personally present at such meeting.


(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


          Please mark your
    [x]      votes as in this
          example.


1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).


          FOR       [_]          WITHHELD       [_]


--------------------------------------
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

--------------------------------------

Nominees: Elias P. Gyftopoulos, Hal Kirshner, John T. Keiser, James W. May, Jr., Hutham S. Olayan, Firooz Rufeh and Gary S. Weinstein.

2. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the nominees set forth herein if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.


SIGNATURE(S)
            ---------------------------------
DATE
    -----------------
Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.